EXHIBIT 99.1

           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


     The unaudited consolidated pro forma consolidated statements of operations should be read in conjunction with the Footnotes to the unaudited Pro Forma financial statement data included hereto and our Form 10-K for the year ended January 31, 2002, and all amendments thereto. The pro forma consolidated statement of operations is unaudited. A pro forma balance sheet is not presented as the acquisition of NetCel360 Holdings Limited ("NetCel360") has been reflected in the consolidated balance sheet of the company as of January 31, 2002 filed in our Form 10-K for the year ended January 31, 2002.

     The unaudited pro forma statement of operations is based on the individual statements of operations of Vsource and NetCel360 and combines the results of operations of Vsource and NetCel360 (acquired by Vsource as of June 22, 2001) for the year ended January 31, 2002, as if the acquisition had occurred on February 1, 2001. The unaudited pro forma statement of operations was assembled using NetCel360's statement of operations for the period from February 1, 2001 to June 30, 2001.

     The pro forma consolidated statement of operations is not intended to represent what the operating results would actually have been for the periods indicated or to project the operating results for any future period. The pro forma adjustments are based upon currently available information and assumptions that management believes are reasonable.

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
                                       VSOURCE, INC.

                                     AND SUBSIDIARIES

      Unaudited Pro Forma Statement of Operations for the year ended January 31, 2002

                                         (US$'000)

                                                     NETCEL360
                                   VSOURCE, INC.   PERIOD FROM
                                                   JANUARY 31,
                                     YEAR ENDED        2001 TO
                                    JANUARY 31,       JUNE 22,                  PRO FORMA
                                           2002           2001     ADJUSTMENT    COMBINED
                                  ---------------  -------------  ------------  ---------
Revenue from
    Service                       $        9,940   $      1,442                 $ 11,382
    Products                               2,772             --                    2,772

Cost and Expenses:
Cost of Revenue from
    Service                                6,159          3,399                    9,558
    Products                               2,631             --                    2,631

Selling, general and
administrative expenses                   11,171          7,261        (93)(a)    18,339
Research and development
expenses                                   2,269                                   2,269
Amortization of stock-based
compensation                               3,116                                   3,116
Impairment of long-lived assets            4,079                                   4,079
                                  ---------------  -------------  ------------  ---------
Total costs and expenses                  29,425         10,660           (93)    39,992
                                  ---------------  -------------  ------------  ---------

Operating loss                           (16,713)        (9,218)          (93)   (25,838)

Interest & other income
(expense), net                              (567)            35                     (532)
Non-cash beneficial conversion
feature expenses                          (2,824)             -                   (2,824)

                                  ---------------  -------------  ------------  ---------
Loss from continuing operations          (20,104)        (9,183)          (93)   (29,194)
Provision for income taxes                     -            142                      142
                                  ---------------  -------------  ------------  ---------
Net loss from continuing
operations                               (20,104)        (9,041)          (93)   (29,052)
                                  ===============  =============  ============  =========

Basic and diluted weighted
average number of common shares
outstanding                               21,599                           (b)    23,686
Basic and diluted net loss per
share from continuing operations  $        (1.03)                                $ (1.23)
                                  ===============                               =========



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
                                  VSOURCE, INC.
                                AND SUBSIDIARIES

         FOOTNOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENT DATA:


(a) Reversal of depreciation for the write down of the assets for the negative goodwill that arose on the acquisition of NetCel360.

(b) Average number of shares of common stock outstanding for the year ended January 31, 2002 was calculated as if 3,709,729 shares of common stock issued to acquire NetCel360 had been outstanding from February 1, 2001.



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